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                                  EXHIBIT 11.1


                               PACKAGED ICE, INC.
                     COMPUTATION OF EARNING PER COMMON SHARE
                          AND COMMON SHARE EQUIVALENTS



                                                               1997             1996             1995
                                                            -----------      -----------      -----------
BASIC EARNINGS PER SHARE
Weighted Average Common Shares Outstanding                    3,600,109        2,826,371        2,682,261
                                                            ===========      ===========      ===========
   Basic Loss Per Share                                     $     (2.40)     $     (0.35)     $     (0.26)
                                                            ===========      ===========      ===========

DILUTED EARNINGS PER SHARE
Weighted Average Common Shares Outstanding                    3,600,109        2,826,371        2,682,261
Shares Issuable from Assumed Conversion of
   Common Share Options and Warrants                            774,787          272,822          174,293
   Convertible Demand Notes                                       5,814            8,550             --
                                                            ===========      ===========      ===========
Weighted Average Common Shares Outstanding, as Adjusted       4,380,710        3,107,743        2,856,554
                                                            ===========      ===========      ===========
   Diluted Loss Per Share                                   $     (1.93)     $     (0.32)     $     (0.24)
                                                            ===========      ===========      ===========

EARNINGS FOR BASIC AND DILUTED COMPUTATION
Net Income                                                  $(8,438,636)     $  (990,432)     $  (688,482)

Preferred Shares Dividend                                      (198,630)
                                                            -----------      -----------      -----------
Net Income to Common Shareholders
     (Basic Earnings Per Share Computation)                  (8,637,266)        (990,432)        (688,482)
Interest Expense of Convertible Demand Notes                        505            6,236
Preferred Shares Dividend                                       198,630
                                                            -----------      -----------      -----------
Net Loss to Common Shareholders, as adjusted (Diluted
       Earnings Per Share Computation)                      $(8,438,131)     $  (984,196)     $  (688,482)
                                                            ===========      ===========      ===========


This calculation is submitted in accordance with Regulation S-K; although it is contrary to paragraphs 13 through 16 of the Financial Accounting Standards Board's Statement of Financial Standard No. 128,